Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into between the undersigned individual (“Executive”) and Ducommun Incorporated, a Delaware corporation (the “Company”) and is dated as of May 14, 2018. Reference is made to that certain Key Executive Severance Agreement, dated January 23, 2017, between Executive and the Company (the “Severance Agreement”). Any capitalized terms used herein and not defined shall have the meanings given to such terms in the Severance Agreement.

In consideration of the mutual covenants undertaken in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

1)	Separation. The Company and Executive hereby agree that Executive’s last day of employment with the Company shall occur on May 14, 2018 (the “Separation Date”). By signing below, Executive hereby resigns, effective as of May 14, 2018, from all positions Executive may hold as an employee, officer or director of the Company and/or any of its subsidiaries or affiliates.

2)	Separation Payment. The Company and Executive hereby agree that, contingent upon Executive’s execution and nonrevocation of and compliance with this Agreement, Executive will be entitled to the benefits described in this Section 2, which equal or exceed the benefits to which Executive would be entitled under Section 5 and Section 6 of the Severance Agreement in connection with the termination of Executive’s employment, contingent upon the effectiveness of the release of claims set forth in this Agreement. Conditioned upon Executive’s execution and nonrevocation of and compliance with this Agreement, including the releases and covenants that form a material part of this Agreement, which Agreement shall have become effective and irrevocable on the eighth (8th) day following the date Executive executes this Agreement, and, contingent upon this Agreement becoming so effective, the Company shall provide Executive (or, in the event of Executive’s death following the Separation Date, Executive’s estate) with a lump sum cash payment equal to $695,407 (the “Separation Payment”), payable on the Company’s first regularly-scheduled payroll date following the Separation Date, or, if later, the first regularly-scheduled payroll date following the date this Agreement becomes effective and irrevocable. The Separation Payment represents (i) eighteen months of base salary, plus (ii) Executive’s accrued and unpaid base salary through the Separation Date, plus (iii) two months of Executive’s automobile allowances, plus (iv) a pro-rata cash bonus for 2018, plus (v) COBRA premiums for twelve months, plus (vi) the cash equivalent of the portion of Executive’s equity awards that may be earned. In addition, Executive shall be entitled to up to one year of Company-paid outplacement services (payable directly by the Company to the applicable service provider) at a cost not to exceed $7,200.

3)	No Other Compensation. Executive acknowledges and agrees that as of the Separation Date, except as otherwise expressly provided in this Agreement, Executive shall not be entitled to receive or be eligible for any payments, severance or sums from the Company under any offer letter, Severance Agreement, plan or otherwise with respect to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, and no compensation, severance or other benefits shall accrue beyond the Separation Date.

4)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Company:	Ducommun Incorporated 200 Sandpointe Avenue Suite 700 Santa Ana, California 92707 Attention: Chief Executive Officer

To Executive:	Amy Paul [Home Address]

7)

Release. Except for those obligations of Company under this Agreement, Executive, on behalf of Executive and Executive’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Executive’s employment relationship with or separation from, Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including by way of example only, any Claims under the Age Discrimination in Employment in Employment Act (as amended by the Older Workers’ Benefit Protection Act), Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Family Medical Leave Act ; the Employee Retirement Income Security Act (“ERISA”); the California Fair Employment and Housing Act; the California Labor Code; the California Private Attorney General Act; any other federal, state or local law, regulation or ordinance; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability. This release does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees. This Release does not apply to any continuing obligations under this Agreement or to any action to enforce or for breach of this Agreement.

8)	ADEA Waiver. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is knowingly and voluntarily waiving any and all rights or claims that Executive may have arising under the ADEA, which have arisen on or before the date of the Agreement. Executive further expressly acknowledges and agrees that:

a)	in consideration for the releases provided for in this Agreement, Executive received value beyond that which Executive was, at that time, already entitled to;

b)	Executive was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c)	Executive has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Executive executes the Agreement before the full 21 days, Executive does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21-day period; and

d)	Executive was informed that Executive has seven days following the date of execution of this Agreement in which to revoke the Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired and Executive has not revoked the Agreement. To be effective, such revocation must be in writing and hand delivered to the contact identified in Section 6 above within the Revocation Period.

Nothing herein shall prevent Executive from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

9)	No Claims Assigned or Filed. Executive represents and warrants that Executive has not assigned or transferred to any person not a party to this Agreement any of the Claims released pursuant to this Agreement. Executive further represents and warrants that neither Executive nor any person, firm or entity acting on Executive’s behalf or for Executive’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

10)	Director and Officer Insurance Coverage. The Executive shall remain an insured under the Company’s director and officer insurance after the Separation Date with respect to acts or omissions of Executive while Executive served as an officer or director of the Company on the same terms and conditions as such insurance is provided for active officers of the Company from time to time.

11)	Miscellaneous.

a)	Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

b)	Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

c)	Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof, except as otherwise set forth herein.

d)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

e)	Assignment; Successors. The Company may not assign this Agreement to anyone, at any time, without Executive’s prior written consent, except that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any successor to the business or assets of the Company (whether by reorganization, consolidation merger, sale or other transaction). This Agreement shall inure to the benefit of and be binding upon the Company’s predecessors, successors, subsidiaries, permitted assignees, parents, branches, divisions or other affiliates, and upon Executive’s heirs, executors and administrators.

f)	Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable.

g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date first written above.

DUCOMMUN INCORPORATED		EXECUTIVE

By:	/s/ Rosalie F. Rogers, May 17, 2018	/s/ Amy Paul, May 14, 2018
Its:	VP & Chief Human Resources Officer	Amy Paul

SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT